Exhibit 99.1

FOR IMMEDIATE RELEASE
ST. LOUIS, MISSOURI
June 23, 2008

Angelica Corporation Announces Special Meeting of Shareholders

St. Louis, Missouri (June 23, 2008) – Angelica Corporation (NYSE: AGL), announced today that it has called a special meeting of its shareholders, to be held at 10:00 a.m., Central time, on Tuesday, July 29, 2008, at the Doubletree Hotel and Conference Center at 16625 Swingley Ridge Road, Chesterfield, Missouri, 63017.  The purpose of the special meeting is for the Company’s shareholders to consider and vote on the proposal to adopt the previously disclosed definitive merger agreement between Angelica and a company formed by Lehman Brothers Merchant Banking Partners IV L.P. to acquire Angelica for $22.00 per share in cash. Shareholders of record as of the close of business on Monday June 30, 2008 will be entitled to receive notice of, and to vote at, the special meeting.

Angelica Corporation, traded on the New York Stock Exchange under the symbol AGL, is a leading provider of textile rental and linen management services to the U.S. healthcare market.  More information about Angelica is available on its website, http://www.angelica.com.

Forward-Looking Statements

Any forward-looking statements made in this press release reflect the Company's current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those set forth in these statements.  These potential risks and uncertainties include, but are not limited to, competitive and general economic conditions, the ability to retain current customers and to add new customers in competitive market environments, competitive pricing in the marketplace, delays in the shipment of orders, availability of labor at appropriate rates, availability and cost of energy and water supplies, the cost of workers' compensation and healthcare benefits, the ability to attract and retain key personnel, the ability of the Company to recover its seller note and avoid future lease obligations as part of its sale of Life Uniform, the ability of the Company to execute its strategy of providing delightful service to every customer every day pursuant to its fiscal 2005 reorganization, unusual or unexpected cash needs for operations or capital transactions, the effectiveness of the Company's initiatives to reduce key operating costs as a percent of revenues, the ability to obtain financing in required amounts and at appropriate rates and terms, the ability to identify, negotiate, fund, consummate and integrate acquisitions, costs and expenses that may result from efforts associated with the possible sale of the Company (including those that may be caused by having management's full attention distracted by that process) and other factors which may be identified in the Company's filings with the Securities and Exchange Commission.

Additional information and where to find it

The Company has filed with the Securities and Exchange Commission (the "SEC") a preliminary proxy statement and intends to file a definitive proxy statement and other relevant materials in connection with its proposed merger. The definitive proxy statement will be sent or given to the shareholders of Angelica. Before making any voting or investment decision with respect to the merger, investors and shareholders of Angelica are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about the merger. The proxy statement and other relevant materials (when they become available), and any other documents filed by Angelica with the SEC, may be obtained free of charge at the SEC's website at www.sec.gov. In addition, investors and shareholders may obtain free copies of the documents filed with the SEC by directing a request to Investor Relations-Angelica Corporation, 424 South Woods Mill Road, Chesterfield, Missouri  63017.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of the company's common stock in connection with the proposed transaction. Information about the Company's directors and executive officers and their ownership of the Company's common stock is set forth in the proxy statement for the Company's 2007 Annual Meeting of Shareholders, which was filed with the SEC on October 14, 2007. Additional information regarding the interests of participants in the solicitation of proxies in connection with the merger will be included in the definitive proxy statement that the Company intends to file with the SEC.

For additional information contact:

Jim Shaffer, Chief Financial Officer
ANGELICA CORPORATION
TEL: (314) 854-3800
or
Devlin Lander
INTEGRATED CORPORATE RELATIONS, INC.
TEL: (415) 292-6855